Exhibit 23.3
Feldman Financial Advisors, Inc.

1001 CONNECTICUT AVENUE, NW • SUITE 840
WASHINGTON, DC 20036
(202) 467-6862 • FAX (202) 467-6963
October 4, 2010
Boards of Directors
Eureka Bancorp, MHC
Eureka Financial Corp.
3455 Forbes Avenue
Pittsburgh, Pennsylvania 15213
Members of the Board:
We hereby consent to the use of our firm’s name in the Application for Conversion on Form AC and the Application on Form H(e)1-S, and amendments thereto, filed with the Office of Thrift Supervision. We also consent to the use of our firm’s name in the Registration Statement on Form S-1, and amendments thereto, filed by Eureka Financial Corp., with the Securities and Exchange Commission. Additionally, we consent to the inclusion of, summary of, and reference to our Conversion Valuation Appraisal Report in such filings and amendments, including the Prospectus of Eureka Financial Corp.
Sincerely,
Feldman Financial Advisors, Inc.